UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Event Reported: April 28, 2006

APA ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-16106	41-1347235
(State of other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2950 NE 84th Lane, Blaine, MN 55449
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (763) 784-4995

(Former name, former address and former fiscal year, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry Into a Material Definitive Agreement

On April 28, 2006, our Board of Directors adopted the recommendations of the Compensation Committee concerning bonus payments related to the fiscal year ended March 31, 2006 and compensation for the fiscal year ending March 31, 2007 for Anil K. Jain, Ph.D., the president and chief executive officer of the Company, and for Cheri Podzimek, the president of our wholly-owned subsidiary, APA Cables and Networks, Inc. ("APACN").

The Board approved a bonus for Dr. Jain for fiscal 2006 in the amount of $30,000 and bonuses for Ms. Podzimek for fiscal 2006 and for the last quarter of fiscal 2006 in the amounts of $18,850 and $4,000, respectively. These bonuses constitute discretionary awards, since the criteria for awards of bonuses under the Company's cash bonus plan for these executives were not satisfied.

Dr. Jain's salary for the fiscal year ending March 31, 2007 has been set at $189,108 (essentially no increase over his salary for fiscal 2006), with the opportunity for a cash bonus if one or more of the following objectives are achieved.

A. Non-financial operations objective

B. Product revenue objective

C. Product development and marketing objective

D. Company revenue objective

E. Company financial loss objective

The maximum bonus payable to Dr. Jain is $94,500. Attainment of each of Goals B, D and E will result in an award of $23,600, and attainment of each of Goals A and C will result in an award of $11,800. The bonus based on Goal E (loss reduction) may be earned in part, based on the degree of loss reduction. All other Goals are "all or none" standards.

Ms. Podzimek's salary has been set at $120,000 (a 3.4% increase over her salary for the fiscal year 2006). The Board also approved quarterly and annual bonus plans for Ms. Podzimek for fiscal 2007 based on attaining certain levels of revenue and/or earnings before interest, taxes, depreciation and amortization (EBITDA). The quarterly bonus plan provides for an annual maximum of $20,000; the annual bonus plan provides for a maximum of $60,000 in addition to the quarterly bonuses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 28, 2006	APA ENTERPRISES, INC.

	By	/s/ Anil K. Jain
Anil K. Jain, Chief Executive and Chief Financial Officer (Principal Executive and Principal Financial Officer) and authorized signatory